UNITED STATES
SECURITIES
AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) June 1, 2012

VIEW SYSTEMS, INC.
(Exact name of registrant as specified in its charter)

Nevada	000-30178	59-2928366
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1550 Caton Center Drive, Suite E, Baltimore, MD 21227
(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code 410-242-8439

________________________________________________
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 – Registrant’s Business and Operations

Item1.01. Entry into a Material Definitive Agreement.

On June 1, 2012, View Systems, Inc. (the “Company”) entered into an asset purchase agreement with Essential Security Group of Toledo, Ohio (the "Seller" or "ESG").  ESG is an installer of the Company’s View Scan units.  The Company agreed to purchase all assets and liabilities of ESG for payment of two million shares of Company common stock to ESQ’s two principal shareholders with one million shares being due at closing and the balance due upon ESG’s attainment of certain performance goals.  ESG’s principal shareholders, John P. Rademaker and David Loyer, will execute employment agreements and non-competition agreements with the Company as a condition of closing.  Closing is scheduled for June 8, 2012.

The description of the asset purchase agreement above does not purport to be complete and is qualified in its entirety by reference to the full text of the agreement which is attached as Exhibit 10.1 to this Form 8-K and incorporated in this Item 1.01 by reference.

Amendment to Asset Purchase Agreement

On June 28, 2012, the parties to the above-referenced asset purchase agreement executed an amendment to the agreement. The amendment imposes a floating closing date subject to completion of the Seller’s delivery of required pre-closing items and the Company’s completion of its due diligence inquiry of the Seller.  The amendment also requires the Seller to obtain an audit of its financial statements and an audit opinion satisfactory to the Company.

The description of the asset purchase agreement above does not purport to be complete and is qualified in its entirety by reference to the full text of the agreement which is attached as Exhibit 10.2 to this Form 8-K and incorporated in this Item 1.01 by reference.

Item9.01. Financial Statements and Exhibits.

Exhibit No. Description of Exhibit

10.1 Purchase Agreement, dated June 1, 2012.
10.2 Amendment to Purchase Agreement, dated June 28, 2012.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

View Systems, Inc. (Registrant)

Date: July 3, 2012	By:	/s/ Gunther Than
	Name:	Gunther Than
	Title:	Chief Executive Officer

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